Press Release #201504	FOR IMMEDIATE RELEASE	February 9, 2015

Enertopia Announces V-LOVETM For Women

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce the launch of a new product line for women’s sexual health. This is the Company’s first step in its new initiatives and strategic plan in alternative health and wellness sector. V-LoveTM for Women is a desire gel and will be available for sale in Canada soon and will be available for sale in the USA later this year. The Company owns 100% of the product and how it will roll out the product to market.

The Company has entered into a partnership with Maureen McGrath, host of the popular Sunday Night Sex Show on CKNW radio, to raise awareness and continue to educate the public with her knowledge base and expertise in Men’s and Women’s sexual health. Maureen McGrath is a registered nurse in the field of sexual health for men and women.

Enertopia will be announcing additional information on its product lines and business plan in the immediate future as it launches its products in a growing sexual health market with industry sales that have surpassed $20 billion dollars and specifically over $1.2 billion dollars last year in the lubrication market alone. The first product launch V-Love will be in Canada and available in the United States in the coming months. The second product launch will be the V-LoveTM infused with CBD from industrial hemp oil made and only available in the USA. Our goal is to begin producing cash flows from these initiatives as soon as possible; focused on the immediate opportunities in the CBD-sectors derived from already-legal hemp. CBDs (Cannabidiols) have been found by many researchers to have antioxidant properties and are able to be infused into a number of products.

The US Federal government, through the US Department of Health and Human Services, owns US Patent #6,630,507, which among other things, claims that

“Cannabinoids have been found to have antioxidant properties, unrelated to NMDA receptor antagonism. This new found property makes cannabinoids useful in the treatment and prophylaxis of wide variety of oxidation associated diseases, such as ischemic, age-related, inflammatory and autoimmune diseases.”

Maureen is a clinician in addition to being well known and sought after guest lecturer in the field of sexual health for men and women. She has a special interest in women’s sexual desire. This aligns with our vision for natural based healing options. Maureen’s passion over the past two decades of learning and responding to her patient’s needs has led to natural based healing as a clear option for better health in many instances. She is in private practice both in North Vancouver and at Cross Roads Clinic in Vancouver where she see patients with sexual health issues.

“I am excited at the prospect of raising awareness and providing options about such an important subject as female and male sexuality. Providing evidence based strategies to patients is the cornerstone to getting people to feel comfortable discussing a subject that until now has been deemed very sensitive by many. Getting couples to live their life, their way is what this is all about,” said Maureen McGrath, RN and Sexpert.

During the Company’s research in the Medical Marijuana field and other parallel industries it has become apparent that proper education is paramount for people to regain their lives. “Everyone has to be their own personal advocate for better health.” Stated President / CEO Robert McAllister For further information please visit the company’s updated website www.enertopia.com that has incorporated today’s news and the new Health Canada guidelines for Licensed Producers and those in the process of becoming a licensed producer on what can be shown on one’s website or printed materials.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412 This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that Maureen McGrath’s outreach or the V-LoveTM sexual gel will have any meaningful impact on the Company or the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release